Exhibit 99.2

CONTACTS: John O. Ambler Vice President Corporate Communications T – (412) 433-2407 E – joambler@uss.com	Kevin Lewis Vice President Investor Relations T – (412) 433-6935 E – klewis@uss.com	NEWS RELEASE

FOR IMMEDIATE RELEASE

U. S. Steel Announces Sale of Transtar, LLC to Fortress Transportation and Infrastructure Investors LLC for $640 Million

PITTSBURGH, June 8, 2021 – United States Steel Corporation (NYSE: X) (“U. S. Steel” or the “Company”) announced today that it has agreed to sell Transtar, LLC to an affiliate of Fortress Transportation and Infrastructure Investors LLC (NYSE: FTAI) (“FTAI”) for $640 Million. The transaction is expected to close in the third quarter of 2021, subject to customary closing conditions including receipt of certain regulatory approvals.

Upon completion of the sale, U. S. Steel will recognize key strategic benefits from the transaction, including:

•	Further align U. S. Steel’s operating focus on its core mining and steelmaking business under its Best for AllSM strategy.

•	A new financial structure which will unlock immediate incremental value for U. S. Steel stockholders by monetizing a non-core asset. U. S. Steel plans to use the proceeds of the sale to further strengthen its balance sheet, including deleveraging.

•	An initial 15-year contract to maintain the existing operations at the six operating railroads that make up Transtar®: the Gary Railway Company in Indiana; the Lake Terminal Railroad Company in Ohio; Union Railroad Company, LLC in Pennsylvania; Fairfield Southern Company, Inc. in Alabama; Delray Connecting Railroad Company in Michigan; and the Texas & Northern Railroad Company in Texas.

©2021 U. S. Steel. All Rights Reserved	www.ussteel.com

NEWS RELEASE

“By selling Transtar to an experienced railroad operator, U. S. Steel can better focus on our broader Best for All strategy,” said U. S. Steel President and Chief Executive Officer David B. Burritt. “By monetizing our railroad assets at an implied multiple well above our existing valuation, we create immediate value for our stockholders. In addition, the strong partnership we have created with FTAI will ensure continued support of our steelmaking facilities with predictable and cost-effective railroad operations.”

Citi acted as U. S. Steel’s exclusive financial advisor on the transaction. Jones Day and Baker & Miller PLLC acted as U. S. Steel’s legal advisors on the transaction.

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2021- 025

Founded in 1901, the United States Steel Corporation is a Fortune 250 company and a leading steel producer. Together with its subsidiary Big River Steel and an unwavering focus on safety, the company’s customer-centric Best for AllSM strategy is advancing a more secure, sustainable future for U. S. Steel and its stakeholders. With a renewed emphasis on innovation, U. S. Steel serves the automotive, construction, appliance, energy, containers, and packaging industries with high value-added steel products such as U. S. Steel’s proprietary XG3™ advanced high-strength steel. The company also maintains competitively advantaged iron ore production and has an annual raw steelmaking capability of 26.2 million net tons. U. S. Steel is headquartered in Pittsburgh, Pennsylvania, with world-class operations across the United States and in Central Europe. For more information, please visit www.ussteel.com.

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as, but not limited to, “will,” “believes,” “expects,” “anticipates,” “plans,” “could,” “may,” “should,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements in this current report include, among other things, statements about the potential benefits of the sale of Transtar, LLC (the “Transaction”); the Company’s plans, objectives, expectations and intentions; the financial condition, results of operations and business of the Company; and the anticipated timing of the closing of the Transaction. Risks and uncertainties include, among other things, risks related to the satisfaction of the conditions of the closing of the Transaction in the anticipated timeframe or at all; risks related to the ability to realize the anticipated benefits of the Transaction, including the possibility that the expected benefits and cost savings from the proposed Transaction or the capital and operational improvements will not be realized or will not be realized within the expected time period; disruption from the Transaction making it more difficult to maintain business and operational relationships; negative effects of the announcement or the consummation of the proposed Transaction on the market price of the Company’s common stock; significant transaction costs; unknown liabilities; the risk of litigation and/or regulatory actions related to the proposed Transaction; other business effects, including the effects of industry, market, economic, political or regulatory conditions; future exchange and interest rates; changes in tax and other laws, regulations, rates and policies; future business combinations or disposals; and competitive developments. All forward-looking statements rely on a number of assumptions, estimates and data concerning future results and events and are subject to a number of uncertainties and other factors that could cause actual results to differ materially from those reflected in such statements. Accordingly, the Company cautions that the forward-looking statements contained herein are qualified by these and other important factors and uncertainties that could cause results to differ materially from those reflected by such statements. For more information on additional potential risk factors, please review the Company’s filings with the SEC, including, but not limited to, the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.

©2021 U. S. Steel. All Rights Reserved	www.ussteel.com